Exhibit 99.1

February 26, 2021

VIA EMAIL

Name: Kristen Helsel

Email: kristenahelsel@gmail.com

Offer of Employment

Dear Kristen:

Ideanomics, Inc. (NASDAQ: IDEX) (the “Company”) is pleased to make this offer of full-time employment to you as Chief Revenue Officer. If you accept the offer contained in this agreement (this “Agreement”), your employment will be effective according to the date shown in Section 3 of this Agreement and subject to the terms and conditions set forth below.

1.	Job Duties; Location.

(a)          Job Duties. As a Chief Revenue Officer your primary job duties will include, but are not limited to: (i) Partner with other members of the executive team to execute the company’s current strategic revenue plans, and help develop future strategic plans; Ensure performance, strategy, and alignment of the organization’s revenue-generating departments; Manage a global team across various business segments which can drive business growth and share accountability with the marketing function for improving the individual customer experience and strategy; Help maximize reach and efficiency by developing strategic partnerships; Build and foster teams committed to a culture of exceeding customer satisfaction; Assist Sales and Marketing functions in adjusting as necessary to create sustainable growth; Monitor the marketplace and analyze opportunities, providing competitive analysis, strategies, and tactics; Stay well-connected with customers to ensure broad market needs are being incorporated into the product development and enhancement cycle; Collaborate with finance, product management, and marketing on messaging, pricing strategies, and business models to achieve revenue goals; Identify and resolve issues across the marketing/sales and account management functions; and (ii) such other duties as may be assigned to you from time to time by the Company. During your employment, you promise to devote your full business time and efforts to the performance of your job duties. You shall report directly to Alf Poor, Chief Executive Officer, whose contact email address is apoor@ideanomics.com, or any other person the Company may designate from time to time. In light of your anticipated job duties, compensation, exercise of discretion, and advanced knowledge required of your position, you will be exempt from federal and state overtime wage requirements.

(b)         Location. The principal place of your employment will be the Company’s offices at Ideanomics., Inc. 1441 Broadway, Suite 5116, NY, NY 10018, although the Company is currently under a work from home directive due to the Covid-19 pandemic. No decision has been taken on returning to a full-time dedicated office environment, and this is not expected to occur within the next six (6) months. However, once the travel restrictions are lifted you may be required to travel to other locations in connection with the performance of your job duties.

2.	Compensation.

(a)        Base Salary. The Company shall pay you a base salary at a rate of $300,000 per year, less all required withholdings and deductions, payable in accordance with the Company’s regular payroll policies (the “Base Salary”). The Base Salary shall be subject to review and adjustment from time to time for increase, but not decrease, depending upon your job performance and the Company’s overall performance.

(b)         Annual Bonus. You may be eligible to receive an annual discretionary performance-related cash incentive bonus (the “Annual Bonus”) of up to 100 percent (100%) of your Base Salary which will be prorated for the portion of the year that you work in 2021. Eligibility for and the payment of the Annual Bonus is completely within the Company’s sole and absolute discretion, and may generally be based on a variety of factors and circumstances, including overall Company performance and general individual performance. You must be employed on the date of payment in order to earn and be paid any Annual Bonus. The Company anticipates that any Annual Bonus, if issued, will generally be paid within sixty (60) days from the end of the applicable bonus year, and in no event later than March 15 of the year following the bonus year. However, this is a mere guideline and not a promise. Annual Bonuses paid in prior years, if any, should not be used to determine whether future Annual Bonuses will be paid or the amounts thereof. All Annual Bonuses paid pursuant to this Section shall be less all required withholdings and deductions.

(c)          Equity Compensation. After three (3) months of initial employment and subject to the discretion and approval of the Board of Directors (the “Board”), you will be eligible to participate in the equity incentive program of the Company and earn an initial option (the “Option”) to purchase up to 1,000,000 shares of Company common stock. The exercise price per share of the Option shall be the closing price of IDEX stock as of the date of the Board’s approval of the Option. The vesting schedule for the Option shall be set forth in the stock option agreement to be provided by the Company. Notwithstanding anything to the contrary, you shall not have any vesting rights after notice of your resignation or termination of employment. The Option shall be governed by and subject to the terms and conditions of the Company’s equity plan (the “Plan”) and the stock option agreement to be provided by the Company.

3.	At-Will Employment.

(a)         Start Date. This offer of employment is at-will and your employment will commence no later than April 15, 2020 (the “Start Date”), subject to proof of your eligibility to work in the United States of America. Because employment under this Agreement is at-will, either you or the Company may terminate the employment relationship at any time, for any or no reason, with or without notice. If you decide to resign from employment, the Company asks that you provide the courtesy of at least two (2) weeks’ notice of your resignation.

(b)        Separation Benefits. Subject to Section 3(c) and (f), in the event (i) the Company terminates your employment without Cause or your resign your employment for Good Reason, then the Company shall pay or provide you severance payments (the “Separation Benefits”) in the form of continued base salary, at your Base Salary as then in effect, for the twelve (12) month period following the effective date of your termination (the “Termination Date”). The severance payments will be paid pursuant to the Company’s payroll schedule then in effect commencing on the sixtieth (60th) day following the Termination Date. The Separation Benefits shall cease in the event you find similar employment with a similarly-situated employer.

(c)        Requirement of Release. As a condition precedent to the receipt of the Separation Benefits, you must execute (without revocation) a separation agreement in a form provided by the Company (the “Release”), which Release shall include a general release of claims against the Company. The Release must be effective and irrevocable prior to the sixtieth (60th) day following the Termination Date. If you fail to execute the Release pursuant to this Section 3(c), you shall forfeit and not be entitled to any Separation Benefits hereunder.

(d)           Cause. For purposes of this Agreement, “Cause” means, the good faith determination by the Company of any of the following: (i) your engaging in any acts of fraud, theft, or embezzlement involving the Company or its Affiliates; (ii) your willful or gross neglect of, or repeated refusal or failure to perform the material duties or responsibilities of your position, in each case, after delivery of written notice by the Company and your failure to cure such acts within 10 business days; (iii) your engaging in any willful material act of dishonesty in connection with your responsibilities to the Company and/or any of its Affiliates; (iv) your indictment, including any plea of guilty or nolo contendere, of any felony or crime of moral turpitude which the Board reasonably determines is relevant to your position with the Company or is materially and demonstrably damaging to the reputation or business of the Company or its Affiliates;

(v) any conduct or omission which could reasonably be expected to, or which does, cause the Company or any of its Affiliates material and demonstrable public disgrace, disrepute or economic harm; (vi) your material violation of any written policies or procedures of the Company; and/or (vii) your breach of any of the material terms of this Agreement or any other written agreement with the Company or its Affiliates.

(e)         Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, without your prior written consent: (i) a material diminution of your duties or responsibilities, (ii) a material reduction in your Base Salary or Annual Bonus Opportunity, (iii) any requirement that you report to anyone other than the Chief Executive Officer, or (v) any material breach of this Agreement by the Company. However, none of the foregoing events or conditions will constitute Good Reason unless: (x) you provide the Company with written objection to the event or condition within thirty (30) days following the occurrence thereof, (y) the Company does not reverse or cure the event or condition within thirty (30) days of receiving that written objection, and (z) you resign your employment within thirty

(30) days following the expiration of that cure period.

(f)	Section 409A.

(i)            This Agreement and any payments or benefits provided hereunder shall be interpreted, operated and administered in a manner intended to avoid the imposition of additional taxes under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Further, the Company and you hereto acknowledge and agree that the form and timing of the payments and benefits to be provided pursuant to this Agreement are intended to be exempt from, or to comply with, one or more exceptions to the requirements of Section 409A of the Code (“Section 409A”). Notwithstanding anything to the contrary in this Agreement, if at the time of your termination of employment, you are a “specified employee,” as defined below, any and all amounts payable under Section 3(b) on account of such separation from service that constitute deferred compensation and would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon your death; except (i) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (ii) benefits that qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (iii) other amounts or benefits that are not subject to the requirements of Section 409A. Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(ii)           Any payment of or reimbursement for expenses that would constitute nonqualified deferred compensation subject to Section 409A shall be subject to the following additional rules: (i)     no reimbursement or payment of any such expense shall affect Employee’s right to reimbursement or payment of any such expense in any other calendar year; (ii) reimbursement or payment of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement or payment shall not be subject to liquidation or exchange for any other benefit.

(iii)           For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).

(iv)          In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

4.	Benefits.

(a)        Benefits. You shall be eligible for such employee benefits that the Company provides to its employees, subject to any waiting time periods or other terms and conditions set forth in the policy or plan document governing each benefit. The Company reserves the right to amend its employee benefit plans from time to time.

(b)         Vacation. You shall accrue up to 15 days of paid time off per year on a pro rata basis over the course of the calendar year. Per Company policy, advance authorization is required for all employees’ use of paid vacation time. Accordingly, you must notify your manager in advance of your intent to use paid vacation time and receive his or her approval. Generally, the Company will not approve any employee request for more than two (2) consecutive weeks of paid vacation.

(c)         Indemnification. In the event that you are made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by you or the Company related to any contest or dispute between you and the Company or any of its affiliates with respect to this Agreement or your employment hereunder, by reason of the fact that you are or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, you shall be indemnified and held harmless by the Company to the maximum extent permitted under applicable law and the Company's bylaws from and against any liabilities, costs, claims, and expenses, including reasonable costs and expenses incurred in defense of any Proceeding (including reasonable attorneys’ fees). Notwithstanding anything to the contrary, the Company shall have no obligations under this Section 4(c) with respect to any Proceeding related to or in any way connected with any wrongdoing by you, including, without limitation, any fraud, negligence, or illegal activity.

5.	Confidential Information

(a)         Non-Disclosure. You acknowledge that the information, observations and data that have been or may be obtained by you during your employment or other relationship with the Company, any subsidiary or affiliate thereof, or any direct or indirect successor to or predecessor of any of them or any of their businesses (collectively with the Company, the “Related Companies”), prior to or after the execution and delivery of this Agreement, of or concerning the Related Companies or their businesses or affairs (collectively, “Confidential Information”), are and will be the property of the Related Companies; provided, that the term “Confidential Information” shall not include any information (including techniques, know- how or strategies) that you can demonstrate (i) is or becomes publicly available otherwise than through a breach of this Agreement, or (ii) is or becomes known or available to you on a non-confidential basis and not in contravention of applicable law from a source that is entitled to disclose such information to you. Therefore, you agree that you will not, during your employment or engagement with the Company or thereafter, disclose to any unauthorized party or use for the account of you or any other party (other than the Company and its affiliates, their officers, directors and employees, in the course of performing your duties thereof) any Confidential Information without the prior written consent of the Company, unless and to the extent that such disclosure is required by law. You will deliver or cause to be delivered to the Company upon the date of your termination of employment or at any other time the Company or its affiliates may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and materials (and copies thereof) containing or relating to Confidential Information or the business of any Related Company that you may then possess or have under your control. For purposes of this Agreement, Confidential Information includes, but is not limited to, formulas, patterns, compilations, programs, devices, methods, techniques, or processes, business plans and strategies, customer lists, customer data, information regarding employees and other service providers, marketing plans, supplier and vendor lists and cost information, software and computer programs, data processing systems and information contained therein, price lists and pricing strategies, financial data, and any other trade secrets or confidential or proprietary information, documents, reports, plans, or data, of or about the Related Companies. You acknowledge and agree that this Agreement is intended to protect the trade secrets of the Related Companies, and that such trade secrets (x) derive independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (y) are the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(b)         Exceptions. Notwithstanding the foregoing, (i) you will not be in breach of this Agreement if you are compelled by law or legal process to disclose Confidential Information, provided that in each such event, you will provide to the Company prompt written notice prior to any such disclosure (unless such disclosure is itself prohibited by applicable law, regulation, rule, or process, if pursuant to the valid order of a court of competent jurisdiction or an authorized government agency) so that the Company may, at its sole expense, obtain a protective order or other confidential treatment for the Confidential Information, and in the event that such a remedy is not obtained by the Company, you will furnish only that portion of Confidential Information which you are advised by legal counsel is legally required to be furnished; and (ii) this Agreement does not prohibit you from providing truthful information to a government agency.

(c)        Defend Trade Secrets Act. Pursuant to the Defend Trade Secrets Act of 2016, the Company hereby provides notice and you hereby acknowledge that you may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if you file a lawsuit or other court proceeding against the Company for retaliating against you for reporting a suspected violation of law, you may disclose the trade secret to the attorney representing you and use the trade secret in the court proceeding, so long as you file any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

6.          Non-Disparagement. You agree not to disparage the Company, its officers and owners, or its clients and business partners in any way during or after your employment with the Company. This non- disparagement obligation prohibits you from making any statement that would or is reasonably likely to defame, criticize, malign, or in any way be materially and financially harmful to the business reputation of the foregoing entities or individuals. Notwithstanding the foregoing, nothing herein shall prohibit you from testifying or responding in good faith to any subpoena or other legal process, provided that you provide reasonable advance notice to the Company of your receipt of such subpoena or other legal process.

7.	Inventions

(a)         Inventions Licensed and Retained. You have attached hereto, as Exhibit B, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by you prior to your employment with the Company (collectively referred to as “Prior Inventions”), which belong to you, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, you represent that there are no such Prior Inventions. If, in the course of your employment with the Company, you incorporate into a Company product, process or service a Prior Invention owned by you or in which you have an interest, you hereby grant to the Company a nonexclusive, royalty-free, fully-paid up, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or service, and to practice any method related thereto. Notwithstanding the foregoing, you agree that you will not incorporate, or permit to be incorporated, Prior Inventions or inventions of third parties in any Inventions without the Company’s prior written consent.

(b)        Assignment of Inventions. You hereby assign to the Company your entire right, title and interest in and to all discoveries and improvements, patentable or otherwise, trade secrets and ideas, writings and copyrightable material, which may be conceived by you or developed or acquired by you during your employment by the Company, which may pertain directly or indirectly to the business of any Related Company. You agree to disclose fully all such developments to the Company upon its request, which disclosure shall be made in writing promptly following any such request. You shall, upon the Company’s request, execute, acknowledge and deliver to the Company all instruments and do all other acts which are necessary or desirable to enable the Company or any of its affiliates to file and prosecute applications for, and to acquire, maintain and enforce, all patents, trademarks and copyrights in all countries. You irrevocably appoint the Company as your attorney-in-fact in your name and on your behalf to execute all documents and do all things required in order to give full effect to the provisions of this Section. All developments and inventions described hereunder shall be deemed works made for hire under applicable law.

(c)          Inventions Assigned to the United States. You agree to assign to the United States government all right, title, and interest in and to any and all discoveries and improvements, patentable or otherwise, trade secrets and ideas, writings and copyrightable material, which may be conceived by you or developed or acquired by you during your employment by the Company whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

(d)           Exclusion. The obligation to assign as provided in this Agreement does not apply to an invention or innovation that you developed entirely on your own time without using Company’s equipment, supplies, facilities, or trade secret information (including, without limitation, any works of creative authorship (e.g., songs, works of fiction, etc.) belonging to you) except for those inventions that either: (i) relate to either (A) the business of Company or any of its affiliates at the time of conception or reduction to practice of the invention, or (B) actual or demonstrably anticipated research or development of Company or any of its affiliates; or (ii) result from any work performed by you for Company or any of its affiliates.

8.	Restrictive Covenants.

(a)            Non-Compete. During your employment with the Company and for a period of twelve (12) months months following the effective date of your termination of employment (the “Termination Date”), you shall not, and shall not permit any of your Affiliates to, directly or indirectly, for, with, or through any other Person own, manage, operate, control, participate in the ownership, management, operation or control of, loan money to, have a financial interest in, or serve as a director, officer, employee, partner, manager, consultant, advisor, agent, or independent contractor of any Person that engages in or proposes to engage in, any business that is the same as or substantially similar to, or that materially competes with, the Business anywhere in the Restricted Territory (other than in connection with the performance of your duties as an employee of the Company or its successors); provided that this clause shall in no event restrict or prohibit you or your Affiliates from owning, directly or indirectly, up to three percent (3%) of the outstanding securities of any issuer that is traded on a national securities exchange or quoted on an automated system of quotation so long as you or such Affiliate, as applicable, is not actively engaged in the business of such issuer.

(b)           Non-Solicitation of Business Relations. During your employment with the Company and for a period of twelve (12) months following the Termination Date (the “Non-Solicit Period”), you shall not, and shall not permit any of your Affiliates to, directly or indirectly, for, with, or through any other Person solicit, entice, or induce, or attempt to solicit, entice, or induce, any Company Business Relation for the purpose of diverting their business from, or otherwise adversely impacting their current or potential business relationship with, the Company, its Affiliates, or their respective successors, and the Business. For purposes of this Agreement, “Company Business Relation” means any Person who is or was a current or prospective client, customer, vendor, investor, or other business relations of the Company or its Affiliates, or any of their respective predecessors or successors, at the time of, or during the twenty-four

(24) month period prior to, the Termination Date.

(c)           Non-Solicitation of Service Providers. During the Non-Solicit Period, you shall not, and shall not permit any of your Affiliates to, directly or indirectly, for, with, or through any other Person solicit, entice or induce any Company Service Provider to terminate, or otherwise adversely interfere with, your employment or engagement with the Company, its Affiliates, or their respective successors. For purposes of this Agreement, “Company Service Provider” means any Person who is or was an employee, independent contractor, or service provider of the Company, its Affiliates, or their respective predecessors or successors, at the time of, or during the twelve (12) month period prior to, the Termination Date.

9.	Definitions. For purposes of this Agreement, the following terms shall mean the following:

(a)            “Affiliate” of any Person means any other Person controlling, controlled by, or under common control with such Person, where "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract, in its capacity as a sole or managing member, or otherwise.

(b)            “Business” means: (i) the business of the sale and distribution of commercial Electronic Vehicles (EV); (ii) the sale and distribution of blockchain-based global financial technology and financial asset digitization services; and (iii) any other business in which the Company is engaged or contemplates engaging in at the time of, or during the twelve (12) month period prior to, the Termination Date.

(c)            “Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, other entity, or governmental entity.

(d)            “Restricted Territory” means: (i) the United States; (ii) the Peoples Republic of China (PRC); (iii) Hong Kong; and (iv) any other geographic region in which the Company conducted business, or had made bona fide steps into conducting business, at any time during your employment with the Company.

10.           Reasonableness of Covenants. In signing this Agreement, you give the Company assurance that you have carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under Sections 5, 6, 7, and 8. You agree that these restraints are necessary for the reasonable and proper protection of the Company and the Related Companies and the Confidential Information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent you from obtaining other suitable employment during the period in which you are bound by the restraints. You acknowledge that each of these covenants has a unique, very substantial and immeasurable value to the Related Companies and that you have sufficient assets and skills to provide a livelihood while such covenants remain in force. You further covenant that you will not challenge the reasonableness or enforceability of any of the covenants set forth in Sections 5, 6, 7, and 8. It is also agreed that each of the Related Companies (other than the Company) is an express third-party beneficiary of, and will have the right to enforce, all of your obligations to that Related Company under this Agreement, including pursuant to Sections 5, 6, 7, and 8. In the event of any violation of the provisions of Sections 5, 6, 7, and 8, you acknowledge and agree that the post-termination restrictions contained in Sections 5, 6, 7, and 8 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties that the running of the applicable post-termination restriction period shall be tolled during any period of such violation. The obligations contained in Sections 5, 6, 7, and 8 hereof shall survive the termination or expiration of your employment with the Company and shall be fully enforceable thereafter.

11.          Business Related Expense Reimbursements. You may occasionally incur business related expenses in the course of your job duties. The Company will reimburse you for an appropriate business-related expense. You will be expected to provide proof of payment and details concerning the expense in a timely manner.

12.         No Conflicts. By signing below, you represent to the Company that you are not presently subject to any obligation that would otherwise prohibit you from performing the above-referenced job duties for the Company, such as a non-competition promise or other restrictive covenant. You further represent to the Company that you are not in possession of any confidential or proprietary information belonging to any entity or person that directly or indirectly competes with the Company.

13.        Dispute Resolution. As a condition of employment, you agree to execute and be bound by the terms of the Arbitration Agreement attached hereto as Exhibit A, the full terms of which are incorporated as if fully set forth herein.

14.           Severability. You acknowledge and agree that in the event any court or arbitrator of competent jurisdiction determines that one or more of the provisions of this letter is unenforceable, such court or arbitrator shall be entitled to equitably reform such unenforceable provision so that the provision is given its maximum affect permitted under applicable law. Each provision of this letter is severable from other provisions hereof, and if one or more provisions are declared invalid, the remaining provisions shall nevertheless remain in full force and effect.

15.          Prior Agreements. You acknowledge and agree that this document replaces and supersedes any previous offer of employment to you by the Company (whether oral or in writing). By signing below, you are not relying upon any representation or promise that is not explicitly set forth within this letter, and that this Agreement shall not be subject to modification except in writing signed by the Company’s President or CEO.

16.         Governing Law. You agree that this letter and your employment with the Company shall be governed by the laws of the State of New York, irrespective of conflicts of law.

17.          Miscellaneous. You acknowledge that this letter is the product of arms-length negotiations between you and the Company and, therefore, neither you nor the Company will be considered the drafter of this letter. This letter may be executed in one or more counterparts, each of which shall constitute an original. Original signatures shall not be required. If these terms are agreeable to you, please sign and date this letter and return it to me as soon as possible. Please feel free to contact me with any questions.

Sincerely,

/s/ Alfred P. Poor
Alfred P. Poor
Chief Executive Officer

I understand that this offer of employment is contingent upon proof of my employment eligibility in the United States.

Accepted and Agreed:

/s/ Kristin Helsel	2/26/2021
Name	Date

Exhibit A

ARBITRATION AGREEMENT

Please Read Carefully – By Signing This Document You Give Up Certain Legal Rights

I (the “Company”) and the undersigned employee (“Employee”) have entered into this Arbitration Agreement (“Agreement”) in order to establish and gain the benefits of a timely, impartial, and cost- effective dispute resolution procedure. Employee understands that any reference in this Agreement to the Company will also be a reference to any and all benefit plans, the benefit plans’ sponsors, fiduciaries, administrators, affiliates, and all successors and assigns of any of them.

1.	Claims Covered by the Agreement: The Company and Employee mutually consent to the resolution by final and binding arbitration of all claims or controversies (“claims”) arising out of Employee’s employment (or termination) that the Company may have against Employee or that Employee may have against the Company or its officers, directors, employees, or agents. Final and binding arbitration shall provide the sole and exclusive remedy and forum for all such claims. The claims covered by this Agreement include, but are not limited to: (i) claims for discrimination or harassment on the basis of ancestry, age, color, marital status, medical condition, physical or mental disability, national origin, race, religion, sex, pregnancy, sexual orientation, or any other characteristic protected by applicable law; (ii) claims for retaliation; (iii) claims for breach of any contract or covenant (express or implied); (iv) claims for wages or other compensation due; (v) claims for benefits (except where an employee benefit or pension plan specifies that its claim procedure shall culminate in a resolution procedure different from this one); (vi) claims for violation of any federal, state, or other governmental law, statute, regulation or ordinance now in existence, or hereinafter enacted, and amended from time to time; and (vii) any tort claims (including, but not limited to, negligent or intentional injury, defamation, and termination of employment in violation of public policy).

2.	Waiver of Right to Trial: The Company and Employee agree to give up their respective rights to have the above-mentioned claims decided in a court of law before a judge or jury or by administrative proceeding, and instead are accepting and agreeing to the use of final and binding arbitration.

3.	No Participation in Class Action: All claims, disputes, or causes of action under this Agreement, whether by the Company or Employee, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with any claims of any other person or entity.

4.	Claims Not Covered by the Agreement: This Agreement does not cover: (i) claims by Employee for workers’ compensation or unemployment insurance (an exclusive government-created remedy exists for these claims); and (ii) claims which even in the absence of the Agreement could not have been litigated in court or before any administrative proceeding under applicable federal, state or local law. Nothing in this Agreement precludes either party from filing a charge or complaint with any state or federal administrative agency that prosecutes a claim on behalf of the government, for purposes of assisting or cooperating with such agency in its investigation or prosecution of charges or complaints. However, the parties waive their right to any remedy or relief as a result of such charges or complaints brought by such prosecuting agencies, to the extent that is permissible under law.

5.	Notice of Claims and Statute of Limitations: All disputes between Employee and the Company (and its affiliates, shareholders, directors, officers, employees, agents, successors, attorneys, and assigns) relating to Employee’s services with the Company, the termination of Employee’s employment with the Company, or this Agreement, will be resolved by final and binding arbitration to the fullest extent permitted by law. Except as otherwise provided in this Agreement, the arbitration provisions are to apply to the resolution of disputes that otherwise would be resolved in a court of law. All disputes must be brought within the applicable statute of limitations established by law and all claims must be sent via registered or certified mail, and shall identify and describe the nature of all claims asserted and the facts upon which such claims are based. Claims set forth in any applicable notice or complaint initiating arbitration or that is later asserted during the arbitration process. Failure to comply with the requirements of this Section 5 may constitute a waiver of all rights that the party seeking arbitration may have against the other party.

6.	Arbitration Procedures: The arbitration will be conducted in accordance with the then-existing JAMS Employment Arbitration Rules & Procedures, as amended, (“JAMS Employment Rules”) and as augmented in this Agreement. Arbitration will be initiated as provided by the JAMS Employment Rules. JAMS Employment Rules can be found at jamsadr.com/rules, or by calling JAMS at 949-224- 1810. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party will initiate or prosecute any lawsuit or administrative action in any way related to any applicable dispute or claim, except as set forth in this Agreement. All disputes or claims subject to arbitration will be decided by a single arbitrator. The arbitrator will be selected by mutual agreement of the parties within 30 days of the effective date of the notice initiating the arbitration. If the parties cannot agree on an arbitrator, then the complaining party will notify JAMS and request selection of an arbitrator in accordance with the JAMS Employment Rules or other applicable JAMS rules. The arbitrator will only have authority to award equitable relief, damages, costs, and fees as a court would have for the particular claims asserted, and any action of the arbitrator in contravention of this limitation may be the subject of court appeal by the aggrieved party. All other aspects of the arbitrator’s ruling will be final.

7.	Arbitration Decision: Within thirty (30) days of the close of the arbitration hearing, or at such other time as determined by the arbitrator, any party will have the right to prepare, serve on the other party, and file with the arbitrator a brief. The arbitrator will issue a decision or award in writing, stating the essential findings of fact and conclusions of law. Except as may be permitted or required by law, all proceedings and all documents prepared in connection with any arbitration will be confidential and the arbitration subject matter will not be disclosed to any person other than the parties to the proceedings, their counsel, witnesses and experts, the arbitrator, and, if involved, the court and court staff. All documents filed with the arbitrator or with a court, to the maximum extent allowed by law, will be filed under seal. The parties will stipulate to all arbitration and court orders necessary to effectuate these confidentiality provisions. A court of competent jurisdiction will have the authority to enter a judgment upon the award made pursuant to the arbitration or applicable arbitration appeal.

8.	Place of Arbitration: All arbitration proceedings will be conducted at a JAMS office located nearest to the Company office where Employee regularly reported to work.

9.	Representation / Attorneys’ Fees: Each party may be represented in the arbitration by an attorney or other representative selected by the party. Each party shall be responsible for its own attorneys’ or representatives’ fees, if any. However, if any party prevails on a statutory claim that affords the prevailing party attorneys’ fees, the arbitrator may award reasonable attorneys’ fees to the prevailing party in accordance with applicable law.

10.	Discovery and Information Exchange: At least thirty (30) days before the arbitration, the parties shall exchange lists of witnesses, including any experts, as well as copies of all exhibits intended to be used at the hearing. The arbitrator shall have discretion to order earlier and additional pre-hearing exchange of information. The parties may engage in any method of discovery as outlined in the Federal Rules of Civil Procedure (exclusive of Rule 26(a)). Such discovery includes discovery sufficient to arbitrate adequately a claim, including access to essential and relevant documents and witnesses. Discovery disputes are subject to the Federal Rules of Evidence and the Federal Rules of Civil Procedure.

11.	Subpoenas: Each party shall have the right to subpoena witnesses and documents for the arbitration.

12.	Arbitrator Fees and Costs: The Company will bear the cost of the arbitrator and the arbitration proceeding.

13.	Federal Arbitration Act. This Agreement is made under the provisions of the Federal Arbitration Act (9 U.S.C., Section 1-14) and will be construed and governed accordingly. Questions of arbitrability (that is whether an issue is subject to arbitration under this Agreement) shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator to decide.

14.	Consideration: The Company’s offer of employment to Employee, and the mutual promises of the Company and Employee to arbitrate claims covered by this Agreement rather than to litigate them in civil court, provide good and sufficient consideration for each other.

15.	Construction: Should any part of this Agreement be found to be unenforceable, such portion shall be severed from the Agreement, and the remaining portions shall continue to be enforceable.

16.	Sole and Entire Agreement: This Agreement expresses the entire Agreement of the parties concerning the subject matter hereof and there are no other agreements, oral or written, concerning arbitration, except as provided herein. This Agreement is not, and shall not be construed to create any contract of employment, express or implied.

17.	Requirements for Modification or Revocation: This Agreement to arbitrate shall survive the termination of Employee’s employment. It can only be revoked or modified by a writing signed by the Chief Executive Officer of the Company and Employee, which specifically states an intent to revoke or modify this Agreement.

18.	Feedback. The Company desires this Agreement to be as clear and as straightforward as possible given the important subject matter. If you have any questions about this Agreement or have any suggestions on how the Company can modify it to improve your or your colleagues’ understanding of its terms, please feel free to contact your supervisor or any manager or owner at any time. You are afforded the opportunity to request changes to this Agreement before you sign it. Please bring any such requested changes to the attention of the Company before you sign it. If you sign this Agreement without such requested modifications, you are verifying that no such changes have been requested.

Remainder of Page Intentionally Left Blank; Signature Page to Follow

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT, UNDERSTAND ITS TERMS, AND AGREE THAT ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN THE COMPANY AND EMPLOYEE RELATING TO THE SUBJECTS COVERED IN THE AGREEMENT ARE CONTAINED IN IT. I HAVE VOLUNTARILY ENTERED INTO THE AGREEMENT WITHOUT RELIANCE ON ANY PROVISIONS OR REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS AGREEMENT. I UNDERSTAND AND AGREE THAT THIS AGREEMENT SUPERSEDES ANY PRIOR AGREEMENTS BETWEEN THE COMPANY AND EMPLOYEE CONCERNING ARBITRATION. I AGREE THAT THE TERMS OF THIS ARBITRATION AGREEMENT SHALL BE APPLIED RETROACTIVELY TO MY DATE OF HIRE. I FURTHER ACKNOWLEDGE I HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH PRIVATE LEGAL COUNSEL AND THAT I HAVE UTILIZED THAT OPPORTUNITY TO THE EXTENT DESIRED AND HAVE BEEN GIVEN THE OPPORTUNITY TO MAKE SUGGESTED CHANGES OR MODIFICATIONS TO THIS AGREEMENT BEFORE SIGNING IT.

Employee

/s/ Kristin Helsel	2/26/2021
Employee Signature	Date

Employee Name (Please Print)

Ideanomics, Inc.

By:	/s/ Alfred P. Poor	2/26/2021
	Signature	Date

Name (Please Print)

EXHIBIT B

LIST OF PRIOR INVENTIONS AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

KAH	No inventions or improvements
N/A	Additional Sheets Attached

Signature of Employee:	/s/ Kristen Helsel

Print Name of Employee:	Kristen Helsel

Date:	2/26/2021